                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)


                               NORDSON CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)


                        COMMON SHARES, WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                   655663 10 2
--------------------------------------------------------------------------------
                                 (CUSIP number)








                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_| Rule 13d-1(b)
                           |_| Rule 13d-1(c)
                           |X| Rule 13d-1(d)

----------------------                               --------------------------
CUSIP No.  655663 10 2                 13G           Page  2  of  5  Pages
----------------------                               --------------------------


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          DAVID W. IGNAT
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                        (b) |_|

          NOT APPLICABLE
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
        NUMBER OF                                               1,649,738
          SHARES            ---------------------------------------------------
       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY                                               NONE
           EACH             ----------------------------------------------------
         REPORTING          7        SOLE DISPOSITIVE POWER
        PERSON WITH                                             1,649,738
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                                NONE
-------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,649,738
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            |_|
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.9%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a).     Name of Issuer:

               Nordson Corporation


Item 1(b).     Address of Issuer's Principal Executive Offices:

               28601 Clemens Road
               Westlake, Ohio 44145


Item 2(a).     Name of Person Filing:

               David W. Ignat


Item 2(b).     Address of Principal Business Office:

               190 Burnt Hill Road
               Ripton, Vermont 05766


Item 2(c).     Citizenship:

               United States of America


Item 2(d).     Title of Class of Securities:

               Common Shares, without par value


Item 2(e).     CUSIP Number:

               655663 10 2


Item 3.        Rules 13d-1(b), or 13d-2(b) or (c):

               Not Applicable


Item 4.        Ownership:

               a)   Amount beneficially owned: 1,649,738 shares

               b)   Percent of class: 4.9%

               c)   Number of shares as to which such person has:

                       (i)         Sole power to vote or to direct the
                                   vote: 1,649,738

                       (ii)        Shared power to vote or to direct the
                                   vote: None

                       (iii) Sole power to dispose or to direct the disposition of: 1,649,738

                       (iv) Shared power to dispose or to direct the disposition of: None


Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person:

               Not Applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               Not Applicable


Item 8.        Identification and Classification of Members of the
               Group:

               Not Applicable


Item 9.        Notice of Dissolution of Group:

               Not Applicable


Item 10.       Certification:

               Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2002


                                    /s/ David W. Ignat
                                    ---------------------------------------
                                    David W. Ignat